For release:      Immediate
Contacts:         Kenneth A. Heinz, Investor Relations, 816-792-6907
                  Pam Blase, Media Relations, 816-792-7902


                   Ferrellgas completes Thermogas acquisition, creating largest retail propane marketer in the United States


         Liberty, Mo. (December 17, 1999)--Ferrellgas Partners, L.P. (NYSE:FGP) announced today that it has completed the previously announced acquisition of Thermogas from Williams (NYSE:WMB) of Tulsa, Oklahoma, for $432.5 million. At closing, Williams received $257.5 million cash and $175 million newly issued Senior Common Units of Ferrellgas Partners, L.P. This transaction makes Ferrellgas the nation's largest retail propane marketer, with sales approaching 1 billion gallons and serving more than 1 million Customers in 45 states.
         "The transaction solidifies our position as the leading consolidator in our industry and gives us a great platform from which to continue our aggressive acquisition activities," said Danley K. Sheldon, Ferrellgas' President and Chief Executive Officer. "It will immediately provide a large boost to our cash flow and earnings. The transaction is accretive and we expect the ongoing increased cash flow will support future quarterly distributions to our unitholders. Moreover, the acquisition was completed just as we move into the full winter heating season."
         Ferrellgas currently pays a $.50 per quarter cash distribution on each of the partnership's publicly traded Common Units. The Senior Common Units held by Williams will receive quarterly distributions of additional partnership Senior Common Units instead of a cash distribution for a period of up to two years at an annual rate of 10 percent. Further, the partnership estimates that cash distributions on Common Units are deferred from federal income tax for a period of five years. Ferrellgas Employees own approximately 50 percent of the partnership through an Employee Stock Ownership Plan.
         "This transaction benefits both Williams and Ferrellgas," said Don Wellendorf, Vice President of Strategic Development and Planning for Williams Energy Services. "Williams can invest the sales proceeds in its core businesses and Ferrellgas' management team has a proven ability to integrate large propane acquisitions and deliver strong financial results."
         "We enthusiastically welcome Thermogas' 1,400 Employees and look forward to working with them as Employee-Owners of the largest propane company in the United States," Sheldon said.
         Banc of America Securities LLC acted as financial advisor to Ferrellgas in connection with this transaction.
         Thermogas was the nation's fifth largest propane retailer with 180 retail outlets in 18 states, annual sales of approximately 300 million gallons, and more than 330,000 residential, industrial/commercial, and agricultural Customers. Thermogas' strongest geographic areas of concentration are in the upper-Midwest.
         Prior to the transaction, Ferrellgas was the nation's second largest retail propane company. The combined operation now has approximately 6,000 Employees in more than 700 retail locations in 45 states.